As filed with the Securities and Exchange Commission on October 29, 2014

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 Ignite Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3421359
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Ignite Restaurant Group, Inc.

9900 Westpark Drive, Suite 300

Houston, Texas 77063

(Address, including zip code, of registrant’s principal executive offices)

Ignite Restaurant Group, Inc. 2012 Omnibus Incentive Plan

(Full title of the plan)

Michael J. Dixon

President and Chief Financial Officer

Ignite Restaurant Group, Inc.

9900 Westpark Drive, Suite 300

Houston, Texas 77063

(713) 366-7500

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Keith M. Townsend

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☑	Non-accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,200,000(1)	$6.40(2)	$7,680,000.00(2)	$892.42

(1)

Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as a result of any future stock split, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sales prices per share ($6.40 per share) of Common Stock of Ignite Restaurant Group, Inc. as reported on the Nasdaq Global Market on October 24, 2014.

EXPLANATORY NOTE

Ignite Restaurant Group, Inc. (the “Company”) previously filed a registration statement on Form S-8 on June 5, 2012 (File No. 333-181914) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,960,785 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Ignite Restaurant Group, Inc. 2012 Omnibus Incentive Plan (the “Plan”).

The Company is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 1,200,000 additional shares of Common Stock issuable under the Plan.  This Registration Statement incorporates by reference the contents of the Prior Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 30, 2013;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

(c)

the Company’s Current Reports on Form 8-K filed on January 28, 2014, March 4, 2014 (except the information “furnished” under Items 2.02 and 9.01), March 5, 2014, March 27, 2014, May 27, 2014, August 13, 2014 and August 20, 2014; and

(d)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35549), filed with the Commission on May 10, 2012, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes thereof to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement.

Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8.     Exhibits.

Exhibit	Description

5.1*	Opinion of King & Spalding LLP.

10.1

Ignite Restaurant Group, Inc. 2012 Omnibus Incentive Plan, filed as Appendix A of registrant’s Definitive Proxy Statement as filed with the Commission on July 8, 2013 and incorporated herein by reference.

10.2

Amendment No. 1 to Ignite Restaurant Group, Inc. 2012 Omnibus Incentive Plan, filed as Exhibit 10.1 of registrant’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2013 as filed with the Commission on August 12, 2013 and incorporated herein by reference.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature pages).

*     Filed herewith

Item 9.     Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on this 29th day of October, 2014.

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Michael J. Dixon
Michael J. Dixon
President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Raymond A. Blanchette, III and Michael J. Dixon, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated on the 29th day of October, 2014.

Signature	Title

/s/ Raymond A. Blanchette, III	Chief Executive Officer and Director (Principal Executive Officer)
Raymond A. Blanchette, III

/s/ Michael J. Dixon	President and Chief Financial Officer (Principal Financial Officer)
Michael J. Dixon

/s/ Brad A. Leist	Principal Accounting Officer
Brad A. Leist

/s/ Paul R. Vigano	Chairman
Paul R. Vigano

/s/ Ann Iverson	Director
Ann Iverson

/s/ Shauna R. King	Director
Shauna R. King

/s/ Robert S. Merritt	Director
Robert S. Merritt

/s/ Tamara Polewik	Director
Tamara Polewik

/s/ Joseph N. Stein	Director
Joseph N. Stein